EXHIBIT (a)(9)

LETTERHEAD OF WESTWOOD FINANCIAL CORPORATION

                                                                  NEWS RELEASE

For further information on this release call

William J. Woods
Chairman

Joanne Miller
Vice President
(201) 666-5002



                        Westwood Financial Corporation
               Share Repurchase Of Up To 64,000 Shares Extended

    Westwood, New Jersey -- December 27, 1996 -- Westwood Financial Corporation (Nasdaq - "WWFC"), the parent holding company of Westwood Savings Bank (the "Bank") announced today that it extended its "Modified Dutch Auction" self-tender offer which was commenced on November 25, 1996 for up to 64,000 common shares, or approximately 10 percent of its 646,672 common shares currently outstanding. As of December 26, 1996, approximately 1,268 shares have been tendered into the offer. The tender offer, proration period and withdrawal rights will expire at 5:00 p.m. on January 10, 1997 unless further extended by the Company.

    This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Westwood Financial Corporation common stock. The offer is made solely by the Offer to Purchase, dated November 25, 1996, and the related Letter of Transmittal.